Exhibit 10.18

Date: January 27, 2009

To: Board of Directors of Favrille, Inc.
Cc: Bob Lorsch, Chairman & CEO, MyMedicalRecords.com, Inc.

Subject: Resignation and Post-Merger Employment Arrangement

Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated November 8, 2008 (the "Merger Agreement"), by and among Favrille, Inc., a Delaware corporation ("Favrille"), Montana Merger Sub, Inc., a Delaware corporation, and MyMedicalRecords.com, Inc., a Delaware corporation. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Immediately prior to the Closing of the Merger, at your request, I will resign as Chief Financial Officer and Secretary of Favrille. As we discussed, I am willing to continue as an employee of Favrille, as a member of the merger transition team for an indefinite period of time under an "at will" employment arrangement for a monthly base salary of $2,500 and benefits plus an hourly rate of $150, a bonus equal to $93,045 and a warrant to purchase 855,514 shares of common stock which will be granted at Closing of the Merger. Due to the cash constraints of Favrille, I agree to take the bonus in a combination of cash and a promissory note as set forth below. In addition, I will forego payment of the accrued flexible time off (FTO) of $37,019.22 currently outstanding under Favrille's FTO plan. The bonus is to be paid as follows:

Description	$$	Shares
Cash:
Bonus to be paid in cash in Jan 2009	$70,953.00
Bonus to cover additional 2009 taxes to be paid in Jan 2009	$7,500.00
Promissory note to be paid on Aug 31, 2009	$14,592.00

Warrant granted at closing		855,514

Total	$93,045.00	855,514

Favrille hereby agrees that the $78,453 portion of the foregoing bonus which is to be paid in cash, the $14,592 portion of the foregoing bonus for which I will accept a promissory note and the warrants to purchase 855,514 shares of Favrille common stock will be deducted from the aggregate amount of the Cash Payments (as defined in the Creditor Plan), face amount of the Notes (as defined in the Creditor Plan) and the aggregate amount of the Creditor Stock Pool available for the settlement of Claims (as defined in the Creditor Plan) pursuant to the Creditor Plan. I look forward to working to make the merger transition as smooth as possible.

Sincerely,

/s/ Tamara A. Seymour Tamara A. Seymour	1/27/2009 Date

Agreed and Acknowledged by:

/s/ Michael L. Eagle Michael L. Eagle, Chairman, Favrille, Inc.	1/27/2009 Date

/s/ Robert H. Lorsch Robert H. Lorsch, Chairman & CEO, MyMedicalRecords.com, Inc.	1/27/2009 Date